Exhibit 99.1

Contact:

Kearstin Patterson

Director, Corporate Communications

615-236-4419 (office)

615-517-6112 (mobile)

kpatterson@biomimetics.com

BioMimetic Therapeutics Receives Filing Letter from

FDA for Augment™ Bone Graft PMA

Franklin, Tenn. – June 28, 2010 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today announced the Food & Drug Administration (FDA) has accepted for review its Premarket Approval (PMA) application for  Augment™ Bone Graft for use in foot and ankle fusions in the U.S.   The FDA has now filed the application and begun the comprehensive review of the clinical module.

Following the Company’s submission of its PMA in February, the FDA requested 12 month safety data for at least 85% of the Augment North American pivotal study patients in addition to the requirements previously set forth and agreed upon in the Investigational Device Exemption (IDE).  In response to that request, in early May, the Company submitted to the FDA 12 month data on 100% of the patient safety population, which demonstrate no new product related serious adverse events or any other safety concern.

Now that the FDA has officially accepted the application, the Company anticipates receiving additional feedback from the Agency in the third quarter, with an advisory panel review late this year or early 2011.

“Receipt of the PMA filing letter from the FDA is an important step in the process for approval of Augment Bone Graft in the U.S.,” said Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics. “We expect to have the 100-day meeting with the FDA in the third quarter, at which time we will get more detailed feedback and questions from the Agency related to the PMA application. We hope at that time to be able to agree with the Agency on a date for an advisory panel meeting for review of Augment.”

About BioMimetic Therapeutics

BioMimetic Therapeutics is a biotechnology company utilizing purified recombinant human platelet-derived growth factor (rhPDGF-BB) in combination with tissue specific matrices as its primary technology platform for promotion of tissue healing and regeneration.  rhPDGF-BB is a synthetic form of one of the body's principal agents to stimulate and direct healing and regeneration.  The mechanism of action of this platform technology suggests it may be effective in a broad array of musculoskeletal applications, including the repair of bone, ligament, tendon and cartilage. Through the commercialization of this technology, BioMimetic seeks to become the leading company in the field of orthopedic regenerative medicine. In 2005, BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration. Additionally, BioMimetic Therapeutics has completed and ongoing clinical trials with its product candidates Augment™ Bone Graft and Augment™ Injectable Bone Graft  in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist.  In November 2009, BioMimetic received approval from Health Canada to begin marketing Augment as an alternative to the use of autograft in foot and ankle fusion indications in Canada. In May 2010, the Company’s Pre-Marketing Approval (PMA) application for the approval of Augment Bone Graft was filed with the FDA.

GEM 21S is a trademark of Luitpold Pharmaceuticals, Inc., who now owns this dental related product and markets it through its Osteohealth Company in the United States and Canada.

For further information, visit www.biomimetics.com or contact Kearstin Patterson, corporate communications, at 615-236-4419.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements.  BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.

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